Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between Mastech InfoTrellis, Inc., a Delaware corporation (hereinafter called the “Company”), Mastech Digital Data, Inc., a Delaware corporation and owner of all of the issued and outstanding shares of the Company (hereinafter called “MDD”), and the undersigned employee, Michael Fleishman (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectible business interests of Company and its Affiliates (as hereinafter defined) in their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” shall mean and include MDI, MDD and any corporation or other business organization which is, with Company, part of a group of corporations and business organizations connected through common ownership where more than 50% of the stock or other equity interests of each member of the group are owned, directly or indirectly, by MDI or one of its consolidated subsidiaries.

1.2. “Board” shall mean the Board of Directors of MDI.

1.3. “Cause” shall mean (i) Executive’s commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) Executive’s conduct which brings Company or any Affiliate into public disgrace or disrepute and that is demonstrably and materially injurious to the business interest of Company or any Affiliate; (iii) the substantial or continued unwillingness of Executive to perform duties as reasonably directed by Executive’s supervisors or the Board; (iv) Executive’s gross negligence or deliberate misconduct; or (v) any material breach by Executive of Paragraphs 5 or 6 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement.

1.4. “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving MDI, MDD or Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (ii) the complete liquidation or dissolution of Company or sale or other disposition of all or substantially all of the assets of Company other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of Company immediately prior to such sale or disposition. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred unless such event would also be a Change in Control under Code Section 409A or would otherwise be a permitted distribution event under Code Section 409A.

1.5. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6. “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know-how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

1.7. “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during Executive’s employment (or following Executive’s termination of employment, during the one (1) year period preceding such termination; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment,

1.8. “Competing Business” shall mean any individual, corporation, partnership, business, or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

1.9. “Good Reason” shall mean, without the written consent of Executive, (i) a material diminution of Executive’s job responsibilities; (ii) a material reduction in Executive’s base salary, unless such reduction is part of a reduction in compensation for all employees of Company in general; (iii) the geographic relocation of Executive’s principal place of employment greater than fifty (50) miles from Company’s offices in Moon Township, Pennsylvania; or (iv) material breach by Company of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided that if there exists an event or condition that constitutes Good Reason, Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if Company does so, such event or condition shall not constitute Good Reason hereunder. If Company fails to timely cure such act or failure to act, Executive may terminate employment for Good Reason.

1.10. “MDI” shall mean Mastech Digital, Inc. or any successor, the parent of MDD.

1.11. “MDD” shall mean Mastech Digital Data, Inc. or any successor, the parent of Company.

1.12. “Termination Date” means the date Executive’s employment with Company is terminated for any reason.

2. EMPLOYMENT.

2.1. TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall commence on Executive’s actual start of employment, which is expected to be November 14, 2022, (the “Effective Date”) and shall continue until terminated as provided under Paragraph 7 (the “Term of Employment”). Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term, and that his employment and this Agreement may be terminated by Company at any time.

2.2. DUTIES. Subject to the terms and provisions set forth in this Agreement, during the Term of Employment, Executive shall be employed in the position set forth on Schedule A, as amended from time to time. Executive shall have the duties, responsibilities and authority normally associated with such position and such position and such other duties and responsibilities as are assigned by MDI’s Chief Executive Officer, MDI’s Board of Directors or its designee from time to time. Executive agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the Term of Employment, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld. Executive’s duties shall be performed at Company’s offices in the Moon Township, PA with regular visits to Company’s offices in the United States, Canada, Europe and India. Reasonable periods of other business travel are expected.

3. COMPENSATION AND OTHER BENEFITS.

3.1. Executive’s compensation as of the date of this Agreement is as set forth on Schedule A-1 hereto. Said compensation is subject to being reviewed and modified annually by Company. Any changes to compensation will be set forth in a revised Schedule A, with each subsequently issued Schedule A increasing in numeration (e.g. Schedule A-1, Schedule A-2, etc.). Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate.

3.2. ANNUAL BONUS. During the Term of Employment, Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board. Executive’s annual target bonus shall be set forth on the last issued Schedule A.

3.3. EQUITY. On the Effective Date, Executive shall receive a performance- based award of a non-qualified stock options to purchase 300,000 shares of MDI common stock, subject to the terms and conditions set forth in the Non-Qualified Stock Option Agreement. Thereafter, during the Term of Employment, Executive shall be eligible to receive non-qualified stock options and other awards pursuant to Company’s Stock Incentive Plan in a manner and amount determined by the Compensation Committee in its sole discretion.

3.4. BENEFIT PLANS. During the Term of Employment, Executive shall be eligible to participate in and be covered on the same basis as other executives of Company, under all employee benefit plans and programs maintained by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies.

3.5. EXPENSES. During the Term of Employment, Company shall, subject to Paragraph 20~~20~~, pay or reimburse Executive for all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with Company’s standard policies and practices as in effect from time to time.

4. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, of which he shall be given notice by Company, which Company may amend from time to time.

5. AGREEMENT NOT TO COMPETE. In order to protect the business interests and goodwill of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of Executive’s employment, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

5.1. directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of Executive’s employment, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

5.2. directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

5.3. directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

The terms and provisions of this Paragraph 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If for any reason any court of competent jurisdiction shall find any provisions of this Paragraph 5 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

If Executive violates the provisions of this Paragraph 5, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 5, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an employment agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Company.

6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Confidential Information to persons, firms or corporations who need to know such Confidential Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

7. TERMINATION. The Term of Employment under this Agreement may be terminated by either party with or without Cause or for any or no reason. Upon the occurrence of the Termination Date, Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with Company and its Affiliates (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Except as specifically provided in this Paragraph 7, all other rights Executive may have to compensation and benefits from Company or its Affiliates shall terminate immediately upon the Termination Date.

7.1. TERMINATION FOR CAUSE. Executive may be terminated from employment by Company with Cause. In the event that Executive is terminated with Cause, Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the Termination Date (the “Accrued Obligations”). Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 5,6 and 7, in the event that Executive is terminated with Cause.

7.2. VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon 30 days prior written notice to Company, Executive shall have the right to voluntarily terminate his employment hereunder for other than Good Reason. Upon receipt of Executive’s notice of voluntary termination, Company at its sole discretion may elect to reduce the notice period and no such action by Company shall cause Executive’s termination to be a termination by Company without Cause. In such event of Executive’s voluntary termination, Executive shall be entitled to the Accrued Obligations earned through the Termination Date.

7.3. TERMINATION DUE TO DEATH. In the event of Executive’s death during the Term of Employment, Executive’s employment hereunder shall be terminated and Executive’s estate shall be entitled to the Accrued Obligations earned through the Termination Date.

7.4. TERMINATION WITHOUT CAUSE: TERMINATION FOR GOOD REASON PRIOR TO A CHANGE OF CONTROL. Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (in either case, other than within 12 months after a Change of Control), Executive will be entitled to the following:

(a) The Accrued Obligations earned through the Termination Date;

(b) Base Salary continuation for twelve (12) months payable under the normal payroll practice of Company;

(c) A portion of Executive’s Target Bonus, dependent upon the Term of Employment:

(i) if termination occurs prior to Executive completing twelve (12) months of employment, as measured by the Effective Date, a payment equal to 50% of the Target Bonus, to be paid in lump sum in accordance with the normal payroll practice of Company; or

(ii) if termination occurs after Executive completes twelve (12) months of employment, as measured by the Effective Date, a payment equal to 100% of the Target Bonus, to be paid in lump sum in accordance with the normal payroll practice of Company;

(d) Continued coverage under Company’s medical benefit plan for twelve (12) months after the Termination Date for Executive and his eligible dependents, as and when provided under the “Severance Policy” (defined below), and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer) with such modifications as are necessary to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”):

(e) For a period of twelve (12) months following Executive’s termination date, continued vesting in unvested stock options outstanding as of such termination date and granted under MDI’s Stock Incentive Plan, or any successor thereto (the “Options”).

(f) The exercise period for a vested Option, including those which vest pursuant to Paragraph 7.4(e) above, will be extended for a period of six (6) months after the otherwise applicable expiration date, but not later than the earlier of (i) the original expiration date of such Option; or (ii) ten (10) years from the date of grant.

Executive further acknowledges that Company’s obligations under this Paragraph 7.4~~7.4~~ are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Schedule C (or such other form acceptable to Company) (the “Release”), and the Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payment will commence or be made, as applicable, once the Release becomes effective. Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payments shall commence or be made no earlier than the first day of such later calendar year.

7.5. TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON AFTER A CHANGE OF CONTROL. If, during the Term of Employment, Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (in either case, within 12 months after a Change of Control), Executive will be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Paragraph 7.4:

(a) The Accrued Obligations earned through the Termination Date;

(b) a lump sum payment equal to two (2) times the sum of (i) Executive’s average annual Base Salary for the last three (3) years (including the year of termination); and (ii) Executive’s average annual performance-based cash bonus received for the prior three (3) years (not including the year of termination) (the “CIC Severance Payment”):

(c) Payment by Company of the premiums required to continue Executive’s and his eligible dependents’ group health care (medical, dental, and vision) coverage under the applicable provisions of COBRA, provided that Executive timely elects to continue such coverage under COBRA, for a period ending on the first to occur of (i) the date twenty-four (24) months following Executive’s termination of employment; and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that the amount of the premiums payable under this Paragraph is equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of Company;

(d) Acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then-outstanding equity awards held by Executive; and

(e) Reimbursement for outplacement services of up to $25,000 in accordance with Company’s standard policies concerning reimbursement.

Executive further acknowledges that Company’s obligations under this Paragraph 7.5, are contingent upon and subject to Executive’s signing (and not revoking) the Release, and such Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The CIC Severance Payment will be made once the Release becomes effective. Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the CIC Severance Payments shall be made no earlier than the first day of such later calendar year.

7.6. SEVERANCE POLICY. Executive shall not be eligible to participate in Company’s generally applicable severance policy (“Severance Policy”), except as provided in Paragraph 7.4(c) above. Severance pay shall be payable under this Agreement and will be treated as paid in satisfaction of the Severance Policy as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy.

7.7. VIOLATION OF RESTRICTIVE COVENANTS. Without limiting Company’s remedies as set forth in Paragraph 5, upon Executive’s breach of any restrictions set forth in Paragraph 5, Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Paragraph 7.

7.8. SECTION 280G. If any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

The determinations to be made with respect to this Paragraph shall be made by Company’s independent accountants, which shall be paid by Company for the services to be provided hereunder. For purposes of making the calculations required by this Paragraph, the accountants may make reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999 and make reasonable assumptions regarding Executive’s marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate. Executive and Company shall furnish to accountants such information and documents as the accountants may reasonably request in order to make a determination under this Paragraph.

8. WITHHOLDING. Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

9. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

10. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within sixty (60) days of the service of Executive’s complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

11. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

12. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

13. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

14. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof; including without limitation the Original Employment Agreement.

15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

16. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

17. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

18. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. MDI, MDD and Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that MDD or Company, as the case may be, would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Paragraph, “MDI” shall mean MDD as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, “MDD” shall mean MDD as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and “Company” shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to Company is an intended third-party beneficiary of this Agreement. Executive may not assign this Agreement otherwise than by will or the laws of decent and distribution.

19. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

to Company at: 1305	Cherrington Parkway,
Building 210,
Suite 400
Moon Township, PA 15108
Attention: Chairman of the Board

to Executive at:	7 Oak Glen Hill
Oxford, CT 06478
Attention: Executive
Or Executive’s last known address

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

20. SECTION 409A COMPLIANCE. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. Subject to the provisions in this Paragraph, the severance payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of Executive’s termination of employment.

20.1. This Agreement is intended to be exempt from or to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by Company.

20.2. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither Executive nor Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

20.3. If, as of the date of Executive’s “separation from service” from Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

20.4. If, as of the date of Executive’s “separation from service” from Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

20.4.1 Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

20.4.2 Each installment of the severance payments and benefits due under this Agreement that is not described in above and that would, absent this provision, be paid within the six-month period following Executive’s “separation from service” from Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A- 1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A- 1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

20.5. The determination of whether and when Executive’s separation from service from Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Paragraph 2020, “Company” shall include all persons with whom Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

20.6. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

20.7. Notwithstanding anything herein to the contrary, Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

21. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

24. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and each of Company and MDD has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MASTECH INFOTRELLIS, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Its:	CFO

MASTECH DIGITAL DATA, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Its:	CFO

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Michael L. Fleishman
Michael Fleishman

Dated: 10/26/202

Schedule A (1)

This Schedule A (1), dated October 25, 2022, is issued pursuant to the Executive Employment Agreement by and among Company and Executive, (the “Agreement”), and shall be incorporated therein and governed by the terms and conditions of such Agreement. This Schedule A(1) shall take effect on the Effective Date of Executive’s employment.

1. Position and Duties: Executive shall hold the position of Chief Executive Officer, Mastech Digital Data, Inc. Executive shall hold the same position for each subsidiary of Mastech Digital Data, Inc., which includes Mastech InfoTrellis, Inc., a Delaware corporation, Mastech InfoTrellis Digital, Ltd., a British Columbia corporation, InfoTrellis India Pvt. Ltd., an India corporation, Mastech InfoTrellis Pte. Ltd., a Singapore corporation, Mastech InfoTrellis, Ltd., a UK corporation, Mastech InfoTrellis, Limited, an Ireland corporation and AmberLeaf Partners, Inc., an Illinois corporation. The foregoing companies collectively go to market as “Mastech InfoTrellis” and constitute the Data & Analytics Services segment of MDI. Executive’s primary duties shall be to be the chief executive officer of Mastech InfoTrellis entities and, in such capacity, be responsible for the business conducted by the Data & Analytics Services segment.

2. Base Salary: Five Hundred Fifty Thousand Dollars ($550,000), set annually on a calendar basis. Executive’s Base Salary shall remain fixed through the calendar year 2023.

3. Target Bonus: Executive will be entitled to a target annual performance-based cash bonus of Three Hundred Thousand Dollars ($300,000) (“Target Bonus”), for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined by MDI’s Compensation Committee on an annual basis. From the Effective Date through your first anniversary of employment, your bonus will be as follows:

a.	Seventy-five percent (75%) of the Target Bonus is guaranteed;

b.	Twenty-five percent (25%) of the Target Bonus shall be based upon meeting certain collaborative staffing key performance indicators (“KPIs”).

From completion of your first year of employment through December 31, 2023, your bonus will be determined by the MDI Compensation Committee.

The target KPIs shall be determined by Executive and the MDI Compensation Committee by December 31, 2022. Should Executive fail to meet the target staffing KPIs, Executive’s payment of this portion of the Target Bonus shall be based upon Mastech InfoTrellis’ evaluation of the percentage of the target amount achieved during the year. All bonuses will be paid by March 15, 2024, following the completion of MDI’s year-end audit. If Executive leaves Mastech InfoTrellis voluntarily, or is terminated with Cause, before December 31,2023, Executive will not be eligible for a bonus. If Executive is terminated without Cause by Mastech InfoTrellis during the first year of employment, as determined by the Effective Date, any portion of Executive’s Target Bonus earned will be prorated considering the days in which Executive was employed by Company divided by 365.

4. Sign-on Bonus: Executive shall receive a Sign-on Bonus of two hundred fifty thousand dollars ($250,000.00), payable in Executive’s first paycheck. Should Executive’s employment be terminated voluntarily by Executive or for Cause by Company on or before one-year anniversary of Executive’s start of employment, as determined by the Effective Date, Executive shall repay the Sign-on Bonus in its entirety.

5. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

6. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

By:	/s/ John J. Cronin, Jr. 10/25/22	By:	/s/ Michael L. Fleishman 10/26/2022
	Company / Date		Executive / Date

Schedule B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between Mastech InfoTrellis, Inc., a Delaware corporation, (hereinafter called “the Company”) and the undersigned Executive, Michael Fleishman, (hereinafter called “Executive”).

WITNESSETH:

WHEREAS, Executive has been or will be employed by the Company in a capacity such that, in the performance of Executive’s duties, Executive may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Executive may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Executive that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Executive and the fees paid to Executive by the Company during Executive’s employment by the Company, Executive agrees as follows:

25. Executive hereby acknowledges and agrees that each of the copyrightable works authored by Executive (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Executive’s employment by the Company shall be deemed to have been to be works prepared by Executive within the scope of Executive’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Executive to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Executive agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

26. Executive shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Executive, solely or with others, during Executive’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Executive may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

27. The Company shall have no rights pursuant to this Agreement in any invention of Executive made during the term of Executive’s employment by the Company if such invention has not arisen out of or by reason of Executive’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Executive shall nonetheless inform the Company of any such invention.

28. At the request of the Company, either during or after termination of Executive’s employment by the Company, Executive shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Executive shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

29. Executive shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Executive, which Executive may acquire or develop or which Executive may observe in the course of Executive’s employment by the Company and which at the time of disclosure is not previously known by Executive and not known or used by others in the trade generally, and Executive shall not disclose, publish or otherwise use, either during or after termination of Executive’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by Pennsylvania).

30. Upon termination of employment with Company for any reason, Executive shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Executive agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

31. Executive shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Executive (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Executive shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

32. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Executive with the Company. The Company may utilize any portion of Executive’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

33. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to any court geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by the Company to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

EXECUTIVE:

/s/ Michael L. Fleishman
Signature

Date: 10/26/2022

Schedule C

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Mastech InfoTrellis, Inc. (“Company”) employed                      (“Executive”); and

WHEREAS, Company and Executive wish to resolve any and all matters between them relating to Executive’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Confidential Separation Agreement and General Release (“Release”) will resolve, finally and completely, any and all possible claims and disputes between Company and Executive arising from such employment and the termination of that employment and, accordingly, Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Executive’s employment with the Company terminated                                              (the “Termination Date”).

2. (a) Except as provided in Paragraph 2(b) below, Executive shall have no further right to any salary or Executive benefits provided by the Company or any other Executive benefit plans of the Company. Executive agrees that the provisions of this Release and the payments under this Release do not extend Executive’s service or increase any amounts due him under the benefit plans of the Company.

(b) (In exchange for execution of this Release within thirty days following the Termination Date, the Company will:

(1) pay to Executive                                 , less withholdings and deductions required by law. This amount will be paid by Company to Executive pursuant to the terms of Executive’s Employment Agreement effective                         , such amount payable in the event of a termination of Executive’s employment other than for cause, on the dates and in the form specified in the Employment Agreement, specifically in                 equal installments of                     , less required withholding and deductions. The payments will commence with the first regular payroll date occurring on or after the sixtieth (60th) day following Executive’s termination date, together with a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the termination date and such initial payment date, and the remaining installments paid on succeeding regular payroll dates during such Severance Period until paid in full. Executive agrees and acknowledges that he is not entitled to payment of any severance pay under the Company’s generally applicable severance pay policy (“Severance Policy”). To the extent the payments to be received by Executive during the first six (6) months after termination of employment, together with all other taxable payments received during that six (6)-month period (determined under Internal Revenue Code §409A and including the payments under this Agreement if required), exceeds the maximum amount permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess payments shall be aggregated and paid instead in a single lump sum on the first business day after the end of the six (6)-month period;

(2) Continued coverage under Company’s Executive benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new Company);

(3) Following the cessation of coverage under the Company’s group health (medical, dental, vision) plans under (3) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the federal “COBRA” requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under (3) above shall not be considered as part of the COBRA continued coverage period; and

(4) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the payments set forth in subparagraph (1), above, less appropriate withholding, pursuant to the Company’s regular schedule and payroll practices, in an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active Executive of the Company.

Company and Executive agree and acknowledge that the foregoing amounts and benefits exceed any payments to which Executive might otherwise be entitled under existing Company policies or practices in the absence of execution of this Release.

(c) Included as part of Executive’s final salary payment is a lump sum payment equal to the amount of accrued and unused vacation that Executive is entitled to receive under the Company’s existing policies. Upon the termination of his employment, Executive will receive payment for accrued and unused vacation and personal days regardless of execution of the Release.

3. This Release shall not constitute or be construed as an admission of any liability or wrongdoing by the Company. Executive expressly understands and agrees that by entering into this Release, Company in no way is admitting to having violated any of Executive’s rights or to having violated any of the duties or obligations owed Executive or to having engaged in any conduct in violation of the law. Company, in fact, affirmatively states that it treated Executive in full accord with the law at all times. Further, Executive understands and agrees that the Company will not be obligated in any way to provide him with future employment and Executive agrees not to seek any such employment or reemployment.

4. Executive, on behalf of himself, his heirs, representatives, estates, dependents, executors, administrators, successors and assigns, hereby voluntarily, expressly, irrevocably and unconditionally releases and forever discharges the Company and its MDDs, subsidiaries, related companies, predecessors, affiliates, successors and assigns, and its and their respective benefits plans, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, employees, and representatives, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all manner of suits, actions, causes of action, demands, damages and claims, known and unknown, that Executive has or ever had or which he may have against any of the Releasees for any acts, practices or events up to and including the date he executes this Release, and the continuing effects thereof, it being the intention of Executive to effect a general release of all such claims. By executing this Release, Executive understands that he is releasing any and all claims under any possible legal, equitable, contract, tort or statutory theory, including but not limited to: (i) any and all claims arising from or relating to Executive’s employment with the Company and/or his termination from employment with the Company including, but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, slander, invasion of privacy, violation of public policy, retaliation, intentional or negligent infliction of emotional distress or any other personal injury; (ii) any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever; (iii) any and all claims arising under federal, state, or local constitutions, laws, rules, regulations or common law prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Rights Act, the Americans With Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, Section 1981, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 and/or under any other federal, state, or local human rights, civil rights, or employment discrimination statutes, ordinances, rules or regulations; and (iv) any and all other claims of any kind whatsoever that Executive has or may have against Releasees up to and including the Date he executes this Release. Notwithstanding anything in this Release to the contrary, Executive is not waiving any rights that, under the law, cannot be waived (including any rights to challenge the validity of this Release).

5. Executive specifically releases all Releasees from any and all claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time or are now representing Executive in connection with this Release and/or in connection with any matters released in this Release.

6. Executive acknowledges that he has been given the opportunity to consider this Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney prior to signing this Release. Executive further acknowledges that he has had a full and fair opportunity to confer with an attorney, that he has carefully read and fully understands all of the provisions of the Release, and that he has executed it of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof If Executive executes this Release in less than twenty-one (21) days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period. For a period of seven (7) calendar days following the execution of this Release, Executive may revoke this Release by delivery of a written notice revoking the same within that seven (7) day period to the Company at Mastech InfoTrellis, Inc., 1305 Cherrington Parkway, Bldg. 210, Suite 400, Moon Township, PA 15108, Attention: Jenna Ford Lacey. This Release shall not become effective or enforceable until said seven (7) day revocation period has expired. The date of expiration of such revocation period is referred to herein as the Effective Date. Company shall have no obligation to pay any sums under paragraph 2(b) of this Release until eight (8) days after receipt of a fully executed copy of the Release.

7. Executive acknowledges that he was provided with, received, used and was exposed to confidential proprietary information and trade secrets relating to the Company (hereinafter referred to as “Trade Secrets and/or Confidential Information”). Executive agrees that the Company has a substantial business interest in the protection of its Trade Secrets and/or Confidential Information from disclosure and/or misuse and that the Company has a substantial business interest in the covenants set forth below. Executive, therefore, covenants and agrees that he shall not, without the written consent of a duly authorized executive officer of the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets and/or Confidential Information of the Company for so long as the pertinent information or documentation remain Trade Secrets and/or Confidential Information; provided, however, that for purposes of this Release, Trade Secrets and/or Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive acknowledges and agrees that the ascertainment of damages in the event of his breach or violation of the restrictions set forth in Paragraph 7 of this Release would be difficult, if not impossible, and further that the various rights and duties created hereunder are extraordinary and unique so that upon breach by Executive of the duties and obligations provided hereunder, the Company will suffer irreparable injury for which it will have no meaningful remedy in law. Executive therefore agrees that, in addition to and without limiting any other remedy or right it may have, the Company shall be entitled to injunctive relief in order to enforce the provisions hereof.

8. Executive hereby confirms that he has returned to the Company all Company- issued credit cards and keys as well as computers, computer software, files, manuals, letters, notes, records, drawings, notebooks, reports and any other documents and tangible items owned by the Company or which Executive obtained, prepared or acquired while he was employed with the Company or used or maintained in connection with conducting business for or on behalf of the Company, expressly including documents and tangible items containing confidential information about the Company, whether maintained at Executive’s office, his home or any other location. Such information includes information in all forms, including electronic form. Executive will not disclose or make any further use, directly or indirectly, of any such Company information,

9. Executive agrees and acknowledges that there are no outstanding expense reimbursements due to him.

10. a. Except as otherwise required by law, Executive agrees to refrain from directly or indirectly engaging in publicity or any other action or activity which reflects adversely upon Company, its Board, officers, Executives, agents and business, including any successor or affiliate.

b. Except as otherwise required by law, Executive agrees to keep confidential and not disclose the terms of this Release to any person, with the exception of his spouse, attorneys or tax professionals consulted by Executive to understand he interpretation, application, or legal or financial effect of this Release or to implement any portion of it with those persons to pledge to strictly maintain such confidentiality before Executive shares such information with them.

11. If any of the provisions of this Release are determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Release shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

12. Executive and Company agree that the language of all parts of this Release shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party.

13. Executive and Company understand, covenant and agree that the terms and conditions of this Release constitute the full and complete understandings, agreements and arrangements of the parties with respect to the subject matter hereto. Executive and Company understand, covenant and agree that the post-termination obligations of Executive’s Executive Employment Agreement dated                 , shall continue in full force and effect. Executive acknowledges that his Executive Employment Agreement provides that for one (1) year after Executive’s termination with Company, Executive shall not:

(a) directly or indirectly contact any Customer (as defined in the Executive Employment Agreement) for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce Executives of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate. Any subsequent alteration in or variance from any term or condition of this Release shall be effective only if in writing; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

14. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except as preempted by federal law. This Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. It shall not be construed against either party.

15. Executive shall make no assignment of any released claims, and he hereby warrants that no such assignment has been made.

IN WITNESS WHEREOF, the undersigned parties, having read this Confidential Separation Agreement and General Release, and intending to be legally bound thereby, have caused this Confidential Separation Agreement and General Release to be executed as of the date set forth below.

AGREED:	Dated:

(Executive)
For Myself, My Heirs, Personal
Representatives and Assigns

Witnessed by: